Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL YEAR 2008
FINANCIAL RESULTS
MOUNT AIRY, N.C., October 16, 2008 — Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for the fourth quarter and fiscal year ended September 27, 2008. Earnings from continuing operations for the quarter were $15.6 million, or $0.89 per diluted share compared with $5.1 million, or $0.28 per diluted share for the same period last year. Net sales for the quarter increased 42.9% to $106.3 million from $74.4 million last year. Average selling prices rose 66.6% while shipments decreased 14.2%.
For the year ended September 27, 2008, earnings from continuing operations were $43.7 million, or $2.47 per diluted share compared with $24.3 million, or $1.33 per diluted share in the prior year. Net sales for the year increased 18.8% to $353.9 million from $297.8 million last year. Average selling prices rose 28.7% while shipments decreased 7.7%.
“Our fourth quarter financial results are gratifying in view of the increasingly difficult market conditions and continued escalation in raw material costs that we experienced during the period,” commented H.O. Woltz III, Insteel’s president and CEO. “After initially trending on plan, shipments weakened considerably in the latter part of the quarter due to the heightened level of uncertainty regarding the future direction of the economy, the unprecedented tightening in credit markets and increasing speculation that steel prices could be headed lower in coming months.”
Gross profit for the quarter increased to $29.5 million (27.7% of net sales) from $12.7 million (17.1% of net sales) a year ago due to higher spreads between average selling prices and raw material costs, which more than offset the lower shipments. The widening in spreads was driven by the price increases that were implemented during the quarter together with the consumption of lower cost inventory under FIFO accounting. Insteel’s manufacturing facilities continued to operate on reduced schedules in response to the soft demand.
Cash generated from continuing operating activities rose to $10.2 million for the quarter compared with $6.4 million a year ago primarily due to the increase in earnings, which more than offset the increased investment in working capital in the current year quarter. For the year, continuing operating activities generated $36.8 million of cash, which was primarily used to fund $9.5 million of capital expenditures, repurchase $8.7 million of the Company’s common stock, pay $2.1 million of dividends and increase Insteel’s cash balance by $17.8 million, leaving the Company debt-free at the end of the year with $26.5 million of cash. Capital expenditures for maintenance-related applications are expected to total less than $5.0 million for 2009, although the actual amount will be determined based on future market conditions, Insteel’s financial performance and additional investment opportunities that may arise.
1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144
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Commenting on the outlook for fiscal 2009, Woltz said, “Although 2008 was a remarkable year for Insteel, equally remarkable is the rapid change we have recently experienced in our markets. We have seen a dramatic slowdown in business activity throughout our entire supply chain over the past month, with purchasers curtailing their commitments to minimize inventories in anticipation of future pricing reductions. Through the first half of October, shipments have continued to trend below expected levels. In addition to the weakening in demand, we expect spreads and margins to narrow during the first quarter as higher cost material in inventory is reflected in cost of sales.
“In response to these challenges, we have intensified our focus on our operating fundamentals and those aspects of our business that we can control in the near term. Considering our state-of-the-art facilities, low operating costs, strong balance sheet and the borrowing capacity available under our credit facility, we believe that we are ideally positioned to withstand any business downturn of an extended duration and capitalize on growth opportunities that may arise.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter and fiscal year 2008 financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/ and will be archived for replay until the Company’s next quarterly conference call.
About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets prestressed concrete strand (“PC strand”) and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements, in particular in its Annual Report on Form 10-K for the year ended September 29, 2007, filed with the U.S. Securities and Exchange Commission (the “SEC”). You should carefully review these risks and uncertainties.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such
     Insteel Industries, Inc.
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statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; credit market conditions and the impact of the Emergency Economic Stabilization Act of 2008 on the relative availability of financing for the Company, its customers and the construction industry as a whole; the anticipated reduction in spending for nonresidential construction, particularly commercial construction, and the impact on demand for the Company’s concrete reinforcing products; the severity and duration of the downturn in residential construction and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; the impact of increased imports of PC strand; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental, economic or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 and in other filings made by the Company with the SEC.
Insteel Industries, Inc.
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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007
Net sales	$106,290	$74,358	$353,862	$297,806
Cost of sales	76,827	61,631	267,107	241,745

Gross profit	29,463	12,727	86,755	56,061
Selling, general and administrative expense	4,875	4,545	18,623	17,583
Other expense, net	173	80	85	4
Interest expense	134	141	594	592
Interest income	(153)	(116)	(721)	(415)

Earnings from continuing operations before income taxes	24,434	8,077	68,174	38,297
Income taxes	8,788	3,012	24,457	14,013

Earnings from continuing operations	15,646	5,065	43,717	24,284
Earnings (loss) from discontinued operations net of income taxes of $23, $62, $23 and ($77)	37	98	35	(122)

Net earnings	$15,683	$5,163	$43,752	$24,162

Per share amounts:
Basic:
Earnings from continuing operations	$0.90	$0.28	$2.49	$1.34
Earnings (loss) from discontinued operations	—	—	—	(0.01)

Net earnings	$0.90	$0.28	$2.49	$1.33

Diluted:
Earnings from continuing operations	$0.89	$0.28	$2.47	$1.33
Earnings (loss) from discontinued operations	—	—	—	(0.01)

Net earnings	$0.89	$0.28	$2.47	$1.32

Cash dividends declared	$0.53	$0.03	$0.62	$0.12

Weighted average shares outstanding
Basic	17,335	18,159	17,547	18,142

Diluted	17,529	18,343	17,712	18,314

Insteel Industries, Inc.
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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	September 27,	September 29,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$26,493	$8,703
Accounts receivable, net	49,581	34,518
Inventories	71,220	47,401
Prepaid expenses and other	3,122	4,640

Total current assets	150,416	95,262
Property, plant and equipment, net	69,105	67,147
Other assets	5,064	7,485
Non-current assets of discontinued operations	3,635	3,635

Total assets	$228,220	$173,529

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$23,581	$16,705
Accrued expenses	29,081	7,613
Current liabilities of discontinued operations	188	247

Total current liabilities	52,850	24,565
Other liabilities	5,306	4,862
Long-term liabilities of discontinued operations	217	252
Shareholders’ equity:
Common stock	17,507	18,303
Additional paid-in capital	43,202	48,939
Deferred stock compensation	(1,456)	(1,132)
Retained earnings	112,479	79,859
Accumulated other comprehensive loss	(1,885)	(2,119)

Total shareholders’ equity	169,847	143,850

Total liabilities and shareholders’ equity	$228,220	$173,529

Insteel Industries, Inc.
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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	(Unaudited)
	September 27,	September 29,
	2008	2007
Cash Flows From Operating Activities:
Net earnings	$43,752	$24,162
Loss (earnings) from discontinued operations	(35)	122

Earnings from continuing operations	43,717	24,284
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	7,271	5,711
Amortization of capitalized financing costs	498	498
Stock-based compensation expense	1,759	1,258
Excess tax benefits from stock-based compensation	(31)	(122)
Loss on sale of property, plant and equipment	289	301
Deferred income taxes	484	2,003
Gain from life insurance proceeds	(661)	—
Increase in cash surrender value of life insurance over premiums paid	—	(277)
Net changes in assets and liabilities:
Accounts receivable, net	(15,063)	3,001
Inventories	(23,819)	(604)
Accounts payable and accrued expenses	18,699	(17,019)
Other changes	3,665	(1,969)

Total adjustments	(6,909)	(7,219)

Net cash provided by operating activities — continuing operations	36,808	17,065
Net cash used for operating activities — discontinued operations	(59)	(147)

Net cash provided by operating activities	36,749	16,918

Cash Flows From Investing Activities:
Capital expenditures	(9,456)	(17,013)
Proceeds from sale of property, plant and equipment	116	—
Proceeds from sale of assets held for sale	—	590
Increase in cash surrender value of life insurance policies	(190)	(639)
Proceeds from the surrender of life insurance policies	170	—
Proceeds from life insurance claims	1,111	—

Net cash used for investing activities — continuing operations	(8,249)	(17,062)

Net cash used for investing activities	(8,249)	(17,062)

Cash Flows From Financing Activities:
Proceeds from long-term debt	951	16,999
Principal payments on long-term debt	(951)	(16,999)
Cash received from exercise of stock options	120	162
Excess tax benefits from stock-based compensation	31	122
Repurchases of common stock	(8,691)	—
Cash dividends paid	(2,141)	(2,176)
Other	(29)	50

Net cash used for financing activities — continuing operations	(10,710)	(1,842)

Net cash used for financing activities	(10,710)	(1,842)

Net increase (decrease) in cash and cash equivalents	17,790	(1,986)
Cash and cash equivalents at beginning of period	8,703	10,689

Cash and cash equivalents at end of period	$26,493	$8,703

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$95	$93
Income taxes	11,563	16,785
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	178	937
Issuance of restricted stock	1,185	1,215
Declaration of cash dividends to be paid	9,279	544
Restricted stock surrendered for withholding taxes payable	76	—
Insteel Industries, Inc.
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